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                                                                  EXHIBIT 2.1(C)

                                  EXHIBIT "C"

                         ALLOCATION OF PURCHASE PRICE
                         ----------------------------

          Agreements Not to Compete             $  400,000
          Net Assets                            $  637,000
          Intangibles                           $  900,000
          Goodwill                              $7,563,000
                                                ----------

          Total                                 $9,500,000